August 9, 2005
Exhibit 15
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: Johnson Controls, Inc. Registration Statements Nos. 33-50110, 33-57685, 33-64703, 333-13525, 333-59594 and 333-111192 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 33-49862, 333-10707, 333-36311, 333-66073, 333-41564 and 333-117898 on Form S-8.
Commissioners:
We are aware that our report dated January 31, 2005, except for Note 10, as to which the date is August 9, 2005, on our review of interim financial information of Johnson Controls, Inc. (the “Company”) for the three month periods ended December 31, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q/A for the quarter ended December 31, 2004 is incorporated by reference in the afore referenced Registration Statements.
Yours very truly,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

33